Exhibit 10.62
                                 LOAN AGREEMENT

                 BANCOMER, S.A., MULTIPLE BANKING INSTITUTION,
                            BANCOMER FINANCIAL GROUP

                                   (BANCOMER)

                             MK GAIN, S.A. DE C.V.

                                   (BORROWER)

                               U.S.$3,500,000.00





                                 Translated by
                       Latin American Trade Finance, Ltd.

                                TABLE OF CONTENTS


RECITALS    1
I.          Borrower's Recitals                                     2
II.         Bancomer's Recitals

SECTIONS    3

Section 1.  Certain Definitions                                     3
            -------------------
A.          "Additional Income"                                     3
B.          "Agreement"                                             3
C.          "Bancomer CDs"                                          3
D.          "Bancomer CDs Rate"                                     3
E.          "Business Day"                                          3
F.          "CIBC"                                                  4
G.          "Comfort Letter"                                        4
H.          "Consolidation Date"                                    4
I.          "Construction and Refurbishing Program"                 4
J.          "Cost of Funds"                                         4
K.          "Default Rate"                                          4
L.          "Debts"                                                 4
M.          "Disbursement Date"                                     4
N.          "Disbursement Period"                                   5
O.          "Dollars" and "U.S.$"                                   5
P.          "Event of Default"                                      5
Q.          "Exhibit"                                               5
R.          "Eximbank Loan Agreement"                               5
S.          "Ferrocarriles"                                         5
T.          "Ferrocarriles Agreement"                               5
U.          "Financial Ratios"                                      5
V.          "Financial Supervisor"                                  5
W.          "Funding Rate"                                          5
X.          "Interest Payment Dates"                                5
Y.          "Interest Period"                                       6
Z.          "Interest Rate"                                         6
AA.         "Libor"                                                 6
BB.         "Line of Credit"                                        6
CC.         "Loan"                                                  6
DD.         "Loan Disbursements"                                    6
EE.         "Loan Repayment Dates"                                  7
FF.         "Maintenance Agreement"                                 7
GG.         "MK Rail"                                               7
HH.         "MK Rail Debt"                                          7
II.         "PCGA"                                                  7
JJ.         "Pesos"                                                 7
KK.         "Promissory Notes"                                      7
LL.         "Regulatory Change                                      7
MM.         "Reserve Fund"                                          8
NN.         "Rights for Collection"                                 8
OO.         "Spread"                                                8
PP.         "Subordination Agreement"                               8
QQ.         "Taxes"                                                 8
RR.         "Technical Assistance Agreement"                        8
SS.         "Technical Committee"                                   8
TT.         "Technical Supervisor"                                  8
UU.         "Technical Supervisor's Certificate"                    8
VV.         "Trust"                                                 8

Section 2.  Amount of the Loan                                      9
            ------------------

Section 3.  Use of Proceeds                                         8

Section 4.  Disbursement Period                                     9

Section 5.  Loan Disbursement                                       9

Section 6.  Promissory Notes                                        10

Section 7.  Conditions Precedent for the First Loan Disbursement    10
            ----------------------------------------------------

Section 8.  Conditions Precedent for Subsequent Loan Disbursements  12
            ------------------------------------------------------

Section 9.  Payments of Principal                                   13

Section 10.  Prepayment                                             13

Section 11.  Interest                                               14

Section 12.  Commissions                                            15

Section 13.  Alternate Interest Rate                                15

Section 14.  Increased Costs and Funding Losses                     17
             ----------------------------------

Section 15.  Taxes                                                  18

Section 16.  Place and Form of Payment                              18
             ----------------- -------

Section 17.  Representations & Warranties                           19

Section 18.  Covenants of the Borrower                              20
             -------------------------

Section 19.  Insurance                                              24

Section 20.  Events of Default                                      25

Section 21.  Trust Guaranty                                         29

Section 22.  Monetary Conversion                                    29

Section 23.  Restriction                                            30

Section 24.  Successors and Assigns                                 30

Section 25.   No Waiver                                             30

Section 26.  Amendments                                             30

Section 27.  Notices                                                31

Section 28.  Governing Law                                          32

Section 29.  Jurisdiction                                           32

Section 30.  Costs and Expenses                                     32

Section 31.  Condition Precedent for Validity of this Agreement     33
             --------------------------------------------------


EXHIBIT "A"          FERROCARRILES' AGREEMENT
EXHIBIT "B"          COMFORT LETTER
EXHIBIT "C"          FORM OF TECHNICAL SUPERVISOR'S CERTIFICATE
EXHIBIT "D"          SUBORDINATION AGREEMENT
EXHIBIT "E"          TRUST
EXHIBIT "F"          FINANCIAL RATIOS
EXHIBIT "G"          FORM OF PROMISSORY NOTE
EXHIBIT "H"          CONSTRUCTION AND REFURBISHING PROGRAM EXHIBIT "I"
AMOUNT OF AMORTIZATION INSTALLMENTS
EXHIBIT "J"          AMENDMENT TO THE FNM MAINTENANCE AGREEMENT

========================================================================



                                 LOAN AGREEMENT



                  BANCOMER, S.A., MULTIPLE BANKING INSTITUTION,
                            BANCOMER FINANCIAL GROUP

                                   (BANCOMER)


                              MK GAIN, S.A. DE C.V.

                                   (BORROWER)


                                U.S.$3,500,000.00



========================================================================







                                  Translated by
                       Latin American Trade Finance, Ltd.

                                 Bancomer, S.A.
                              MK GAIN, S.A. de C.V.
                           US$3,500,000 Loan Agreement



                                 LOAN AGREEMENT


                       -----------------------------------



         Loan Agreement, dated as of December 13, 1996, by and among:

         (i) Bancomer, S. A., Multiple Banking Institution, Bancomer Financial Group, a credit institution organized and existing under the laws of the United Mexican States (hereinafter referred to as "Bancomer"); and

         (ii) MK Gain, S. A. de C. V., a corporation organized and existing under the laws of the United Mexican States (hereinafter referred to as the "Borrower").


                                    RECITALS


I.       Borrower's Recitals.  Borrower states that:

         a) It is a corporation organized under the laws of the United Mexican States with full capacity under its by-laws to execute this Agreement and to undertake its obligations as established hereunder, as evidenced by Public Deed No. 23 granted on January 26, 1994, before Mr. Jose Luis Cardenas Davila, Notary Public No. 12 in and for Sabinas, Coahuila, whose first public deed was inscribed in the Public Property Registry of Sabinas, State of Coahuila, under number 1,771, 10th volume, 3rd book, commercial section, on January 27, 1994, and the Public Deed No. 22,796 granted on July 5, 1995 before Mr. Carlos A. Duran Loera, Public Notary No. 11 of the Federal District, whose first public deed was inscribed in the Public Registry of Commerce of Mexico City, D.F. on page number 20,849 dated June 24, 1996.

         b) Its representatives are duly empowered and have full legal capacity to execute this Agreement on its behalf and representation, without modification, restriction or revocation as of the date of this Agreement, as evidenced by a copy, certified by the Secretary of the Board of Directors of the Borrower, of the minutes dated December 11, 1996, of the resolution taken by the Board of Directors of the Borrower to grant the necessary powers of attorney to enter into this amending agreement.

         c) That on July 6, 1995 it entered into a Loan Agreement with Bancomer for up to US$30,000,000 (Thirty Million Dollars United States Currency) with funds guaranteed by the Export-Import Bank of the United States (the "Eximbank Loan Agreement").

         d) Has incorporated the Trust (as such term is hereinafter defined) to guarantee its obligations hereunder and under this Loan and the Eximbank Loan Agreement.

         e) It has requested from Bancomer the granting of an additional loan for the financing of improvements to the Ferrocarriles shops (as such term is hereinafter defined) in accordance with the Maintenance Agreement (as such term is hereinafter defined).


         II.      Bancomer's Recitals.  Bancomer states that:

         a) It is a credit institution duly organized and validly existing under the laws of the United Mexican States and is fully empowered to execute this Agreement, as evidenced by Public Deed No. 8525 granted on October 8, 1945, before Mr. Tomas O'Gorman, Notary Public No. 1 of the Federal District with first testimony written under Folio No. 53, Page 310, Volume 207, Book 3 of the Public Registry of Commerce, Federal District.

         b) That its representative has the sufficient legal capacity and authorization to enter into this Agreement on its behalf and representation, without having been modified, restricted or revoked as of the date of execution of this Agreement, as evidenced by (i) Public Deed No. 20,373, granted on April 21, 1994, before Mr. Rogelio Magana Luna, Notary Public No. 56 of the Federal District, whose first deed was inscribed under number 23,900, page 12 of volume 268 of the Public Registry of Property and Commerce of the city of San Luis Potasi, San Luis Potasi.

         c) That it is negotiating with the Canadian Imperial Bank of Commerce, New York office ("CIBC"), a line of credit for the purpose of granting to the Borrower the requested loan in accordance with this Agreement, which can be contracted with Bancomer with CIBC or any other financial institution at the option of Bancomer (herein after defined as the "Line of Credit"); provided, however, if Bancomer negotiates the Line of Credit with a financial institution different from CIBC, then all references to CIBC in this agreement shall be understood as referring to such other financial institution provided that such negotiation does not alter terms and conditions as provided in this Agreement, and subject to the provisions of Clause 31 of this Agreement.

         d)  That  based  on  the   Borrower's   declarations,   statements  and
warranties, it is willing to grant the loan requested by the Borrower, under the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the foregoing declarations, the parties hereto agree to the following:


                                    SECTIONS


         Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         A. "Additional Income", means any and all of the Borrower's rights to collect any kind of fees, consideration or payment for any other services rendered to any third party in connection with the overhaul of locomotives and maintenance of other rail equipment, different than the Rights for Collection, and/or income for any other concept.

         B. "Agreement", means this Loan Agreement entered into by Bancomer, as lender, and the Borrower, as borrower along with its Exhibits.

         C. "Bancomer CDs", means certificates of deposit issued by Bancomer, S.A., London Branch and offered on the London market, as negotiable bearer instruments transferable without endorsement, which conform to the Bank of England's guidelines and the British Banker's Association market guidelines for certificates of deposit on the London market.

         D. "Bancomer CDs Rate", means, with respect to any failure to pay on the part of the Borrower, the average rate, as determined by Bancomer, at which Bancomer CDs with maturities of ninety (90) days are quoted in the London market at 11:00 a.m. (London Time) two Business Days prior to the date on which the Borrower fails to make any payment to Bancomer in accordance with this Agreement.

         E. "Business Day", means any day in which dealings for the deposit of Dollars are carried out in the London interbank market, and on which banks are open for business in Mexico City, Federal District, United Mexican States, the City of New York, New York and in London, England and accept deposits in Dollars in the London interbank market.

         F. "CIBC", will have the meaning ascribed in Declaration II.C of this Agreement.

         G. "Comfort Letter", means the comfort letter dated July 6, 1995, signed by MK Rail for the benefit of Bancomer, a copy of which is attached to this Agreement as Exhibit "B".

         H. "Consolidation Date", means July 15, 1997 or any other date agreed by the parties with CIBC.

         I. "Construction and Refurbishing Program", means the program for the construction and refurbishing of Ferrocarriles' workshops and supply centers for 1997 in accordance with the terms and conditions of the Maintenance Agreement, a copy of which is attached hereto as Exhibit "J".

         J. "Cost of Funds", means, with respect to any failure to pay on behalf of the Borrower, the cost of funds in Dollars to Bancomer, for amounts similar to the amount created as a result of the failure to pay by the Borrower, for terms of thirty (30) days, including, but not limited to, costs derived by virtue of Bancomer's failure to comply with tax reserves for any competent authority, calculated by Bancomer precisely from the date on which the Borrower fails to make any payment to Bancomer.

         K. "Default Rate", means, with respect to the Loan Disbursements, the interest rate that results from the higher of: (i) the Bancomer CD's Rule multiplied by two (2) , and (ii) the Cost of Funds multiplied by two (2). Once the applicable Default Rate is determined, Bancomer will notify the Borrower of such Default Rate which will, in the absence of manifest error, be final, conclusive and obligatory for the Borrower.

         L. "Debts", means, with respect to the Borrower, : (i) debts for amounts of money in Pesos, Dollars or any other currency; (ii) all contingent liabilities that result from discounting with recourse negotiable instruments; and (iii) all contingent liabilities that result from any performance bond or other similar instrument by which contingent responsibilities are assumed for obligations to third parties.

         M. "Disbursement Date", means with respect to each of the Disbursements of the Loan, the Business Day on which Bancomer disburses the respective Disbursement of the Loan.

         N. "Disbursement Period", shall have the meaning ascribed to such term in Clause 4 hereto.

         O. "Dollars" and "U.S.$", means the legal currency in the United States of America.

         P. "Event of Default",  shall have the meaning ascribed to such term in
Section 18 hereof.

         Q. "Exhibit", means any writing, list, catalog, drawing, graphic and/or other document attached to this Agreement, which when referred to by this Agreement and attached, forms part of this Agreement as if it were inserted completely in the place of places referenced.

         R. "Eximbank Loan Agreement", has the meaning ascribed to it in Declaration I.c. of this Agreement.

         S.       "Ferrocarriles", means Ferrocarriles Nacionales de Mexico.

         T. "Ferrocarriles Agreement", means the document issued by Ferrocarriles substantially in the form of the document attached to this Agreement as Annex A, under which Ferrocarriles confirms, among other things, its consent to assign the Rights for the Collection of Payments derived from the Maintenance Contract.

         U. "Financial Ratios", means those financial ratios established in Exhibit "H" to this Agreement and which must be complied with by the Borrower during the life of this Agreement.

         V. "Financial Supervisor" shall have the meaning ascribed to such term in the Trust.

         W. "Funding Rate" means LIBOR plus two and eleven sixteenths percent (2.6875%).

         X. "Interest Payment Dates", means, with respect to each Loan Disbursement, the 15th day of each of the months of February and August of every calendar year or any other dates agreed by the parties with CIBC, commencing from the date of the first Loan Disbursement is made; provided, however that:
(i) the first Interest Payment Date shall be with respect to Loan Disbursements made prior to the Consolidation Date shall be the Consolidation Date; (ii) the last Interest Payment Date shall be the last Principal Payment Date, and (iii) if any of these dates falls on a date which is not a Business Day, then the corresponding Interest Payment Date shall be the next succeeding Business Day.

         Y. "Interest Period", means, with respect to each Disbursement of the Loan (i) the period that begins on the respective Disbursement Date and ends on, but does not include, the following Interest Payment Date and (ii) subsequently, the period that begins on each Interest Payment Date and ends on, but does not include, the following Interest Payment Date.

         Z. "Interest Rate", means, with respect to each Loan Disbursement and for each Interest Period, the Funding Rate plus the Spread. Once the Interest Rate applicable for an Interest Period is determined, Bancomer will notify the Borrower of such Interest Rate, which will, in the absence of manifest error, be final, conclusive and obligatory for the Borrower.

         AA. "Libor", means, (i) for any Interest Period occurring within the period which begins on the date of signing of this Agreement and ends on the Consolidation Date and with respect to the unpaid balance of the Loan during such period, the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 of 1%), as determined by the London CIBC office, of the rates per annum offered by prime banks in the London interbank market of Dollar deposits for terms equal to or similar to such Interest Period and in amounts approximately equal or similar to the principal amount of the respective Loan Disbursement, payable during such Interest Period at approximately 11:00 am (London time) two Business Days before the first day of such Interest Period, and (ii) for any Interest Period occurring from the Consolidation Date and with respect to the unpaid balance of the Loan from such date, the fixed rate of interest which results from a determination of the arithmetic average (rounded upward, if necessary, to the nearest 1/16 of 1%), as determined by the London CIBC office, of the rates per annum offered by prime banks in the London interbank market of Dollar deposits for terms equal or similar to 39 (thirty nine) months and in amounts approximately equal or similar to the unpaid principal balance of the Loan at approximately 11:00 am (London time) two Business Days before the Consolidation Date.

         BB. "Line of Credit", shall have the meaning ascribed to it in Declaration II.c) of this Agreement.

         CC. "Loan", means up to the full amount of the Loan made by Bancomer to the Borrower as established in Section 2 of this Agreement under the terms hereof.

         DD. "Loan Disbursements", means the disbursements of the Loan that the Borrower makes in accordance with the terms of this Agreement; with the understanding, however, that: (i) the Borrower can only make one disbursement of the Loan for each calendar month during the Disbursement Period; (ii) the total amount of the loan shall be disbursed in 3 (three) Loan Disbursements, and (iii) each of the Loan Disbursements cannot be less than US$1,000,000 (One Million Dollars).

         EE. "Loan Repayment Dates", means, with respect to each Loan Disbursement, the 15th day of the months of February and August of each calendar year, or any other date which the parties may agree with CIBC, commencing from the date on which the first Loan Disbursement is made; provided, however that:
(i) the first Loan Repayment Date shall be August 15, 1997; (ii) the last Loan Repayment Date cannot fall on a date later than the fifth anniversary of the Consolidation Date, and (iii) if any of those dates falls on a day other than a Business Day, then the corresponding Loan Repayment Date shall be the next succeeding Business Day.

         FF. "Maintenance Agreement", means the Maintenance Agreement of Tractive and Hauling Equipment entered into by and between the Borrower and Ferrocarriles on March 15, 1994 and the amending agreement thereto dated August 30, 1996, copies of which are attached hereto as Exhibit E.

         GG. "MK Rail", means MK Rail Corporation, a Delaware corporation, United States of America.

         HH. "MK Rail Debt", means the financing that as of the present date equals US$16,551,000.67 (Sixteen Million Five Hundred Fifty One Thousand and One 67/100 Dollars) extended by MK Rail in favor of the Borrower and for which payment is subordinated to the payment of the Loan and the Eximbank Loan in accordance with the Subordination Agreement.

         II. "PCGA", means the generally accepted Mexican accounting principles, applied on a basis consistent with the individual and/or, in its case, consolidated financial information of the Borrower.

         JJ. "Pesos" and the sign "$" means the legal currency of the United Mexican States.

         KK. "Promissory Notes", means the Promissory Notes to be subscribed by the Borrower in favor of Bancomer to evidence each Loan Disbursement in terms substantially similar to the form of Promissory Notes attached hereto as Exhibit "I".

         LL. "Regulatory Change", shall have the meaning as defined in paragraph C, Clause 14 of this Agreement.

         MM. "Reserve Fund", means the "Fondo de Reserva" as such term is defined in the Trust.

         NN. "Rights for Collection", means the Borrower's rights to collect the maintenance fees from Ferrocarriles pursuant to the Maintenance Agreement, as well as any other right for collection the Borrower has from Ferrocarriles pursuant to the Maintenance Agreement, including, without limiting to, the rights the Borrower has to receive from Ferrocarriles any amount that Ferrocarriles must pay the Borrower in the event of default or early termination of the Maintenance Agreement, pursuant to the Maintenance Agreement and the Ferrocarriles Agreement.

         OO.      "Spread", means three (3.00) percentage points.

         PP. "Subordination Agreement", means the subordination agreement dated July 6, 1995 between Bancomer and MK Rail, a copy of which is attached to this Agreement as Exhibit "F", through which MK Rail agrees to subordinate the payment of MK Rail Debt to the payment of the Loan and the Eximbank Loan.

         QQ. "Taxes", means whatever taxes, tributes, contributions, charges, deductions or retention of any nature that are imposed or made at any time by any authority.

         RR. "Technical Assistance Agreement", means the Technical Assistance Agreement dated January 1, 1995 between the Borrower and MK Rail, and under which MK Rail will provide technical assistance to the Borrower in order for it to comply with the terms and conditions of the Maintenance Agreement, a copy of which is attached to this Agreement as Exhibit D.

         SS. "Technical Committee", means the "Comite Tecnico" as such term is defined in the Trust.

         TT. "Technical Supervisor", shall have the meaning ascribed in the Trust Agreement.

         UU. "Technical Supervisor's Certificate", means each of the certificates issued by the Technical Supervisor with respect to the work and services performed by the Borrower in accordance with the Maintenance Contract, substantially in the form of Exhibit "C" to this Agreement.

         VV. "Trust", means the administration, guaranty and payment trust dated July 6, 1995 and amended by means of an amending agreement dated December 13, 1996, incorporated by the Borrower, copy of which is attached hereto as Exhibit "G", under which the Borrower contributed the Rights for Collection and, when applicable, the Additional Income in accordance with the terms of this agreement and the Eximbank Agreement, to guarantee its payment obligations derived hereunder and under the Eximbank Agreement.

The terms defined in accordance with this Agreement are expressed in singular as well as plural and they refer to generic as well as all generics. The references in this Agreement to Recitals, Sections, Paragraphs or Exhibits means the Recitals, Sections, Paragraphs or Exhibits of or in reference to this Agreement.


         Section 2. Amount of the Loan. Bancomer hereby establishes the Loan, upon the terms and conditions set forth in this Agreement, in favor of the Borrower in an amount of up to U.S.$3,500,000.00 (Three Million Five Hundred 00/100 Dollars), which amount does not include interest, commissions, nor expenses derived thereof.

         Section 3. Use of Proceeds. The Loan shall be applied by the Borrower only for financing of up to 75% (seventy five percent) of cost of investments in shops and supply centers owned by Ferrocarriles' in accordance with the Maintenance Contract and the Construction and Refurbishing Program subsequent to October 31, 1996, but prior to the Consolidation Date.

         Section 4. Disbursement Period. The Borrower may disburse all of the Loan, in up to three Loan Disbursements, during the period that shall begin on the date hereof and shall end on the Consolidation (hereinafter referred to as the "Disbursement Period").


         Section 5. Loan Disbursement. During the Disbursement Period established in Section 4 above, the Borrower shall notify Bancomer in writing five (5) Business Days in advance, of its intention to make a Loan Disbursement, specifying (i) the amount of such Loan Disbursement, and (ii) the date on which the Loan Disbursement is to be made. In the event all of the conditions precedent established in (i) Section 7 of this Agreement for the first Loan Disbursement, and (ii) Section 8 for subsequent Loan Disbursements, have been satisfied and that the Promissory Notes referred to in Section 6 hereof is under terms and conditions satisfactory to Bancomer, then Bancomer will disburse to the Borrower the Loan Disbursement on the date requested by the Borrower, by deposit of the corresponding proceeds in the bank account indicated by the borrower to Bancomer for such purpose in the notification mentioned in this section.


         Section 6. Promissory Notes. Simultaneously with the notice referred to in Section 5 hereof, the Borrower shall furnish Bancomer with Promissory Notes in order to evidence the Loan Disbursement, which: (i) shall be in an amount of principal equal to the Loan Disbursement; (ii) shall include as interest payment dates the Interest Payment Dates; and (iii) shall have as a maturity date the Consolidation Date.

Similarly, and subsequent to the Consolidation Date, the Borrower shall be obligated to document the Loan Disbursements with new Promissory Notes such that said notes reflect the Interest Rate and Loan Repayment Dates applicable to the Interest Periods subsequent to the Consolidation Date. The parties agree that the documentation of the Loan Disbursements with new Promissory Notes shall in no event be interpreted as a novation of any of the obligations of the parties to this Agreement.


         Section 7. Conditions Precedent for the First Loan Disbursement. The obligation of Bancomer to disburse the first Loan Disbursement shall be subject to the prior satisfaction of the following conditions precedent, or to Bancomer's waiver in writing thereof:

         A. Bancomer and CIBC have received from the Borrower the documentation required in conformance with the policies and guidelines of CIBC for the first disbursement of the loan and such documentation shall be satisfactory to Bancomer and CIBC. In any case, Bancomer will inform the Borrower within ten
(10) Business Days that the Borrower has furnished Bancomer with the documentation that is requested in accordance with the policies and guidelines of CIBC and if such documentation complies with the policies and guidelines of CIBC.

         B.       The Line of Credit is open and available in favor of Bancomer.

         C. Bancomer has received from CIBC the Funds from the first Loan Disbursement with the understanding, however, that if CIBC suspends funding for whatever and such funding is not renewed within the Disbursement Period, Bancomer will not be obliged to make the first Loan Disbursement without any responsibility on the part of Bancomer, except as provided in the first paragraph of Clause 12 of this Agreement.

         D. Bancomer shall have received, to its entire satisfaction, a copy, certified by the Secretary of the Board of Directors of the Borrower, of (i) the current by-laws of the Borrower and, (ii) the power of attorney granted by the Borrower to its corresponding representative in order to legally enter into this Agreement and execute the Promissory Notes.

         E. Bancomer has received from the Borrower a certificate executed by the Corporate Secretary in which is specified the name and shows the signatures of the person(s) authorized by the Borrower to sign this Agreement and the Promissory Notes for the first and subsequent Loan Disbursements.

         F. Bancomer shall have received to its entire satisfaction the notification referred to in Section 5 of this Agreement and the Promissory Note evidencing the first Loan Disbursement.

         G. Bancomer has received to its entire satisfaction: (i) the Comfort Letter duly signed by MK Rail and (ii) the Subordination Agreement.

         H. Bancomer shall have received to its entire satisfaction the certificate issued by the Technical Supervisor pursuant to the first Loan Disbursement which certifies that the Technical Supervisor has: (i) reviewed and inspected the works and services in question; (ii) confirmed that the works and services in question comply with the terms and conditions of the Maintenance Contract; and (iii) certifies the amount of the costs eligible for works to be financed with the first Loan Disbursement.

         I. The Trust and its amendments shall have been duly incorporated and be in full force and effect to Bancomer's satisfaction.

         J. The Maintenance Contract and the Ferrocarriles Agreement should be validly existing and on terms and conditions satisfactory to Bancomer.

         K. The amount of the first Loan Disbursement to be disbursed should not exceed the maximum amount of the Loan.

         L. The  representations  and  warranties  of the Borrower  contained in
Section 17 of this Agreement hereof shall continue to be true and correct as of the date when the first Loan Disbursement shall occur, as if they were made on such date, and the Borrower shall so certify in writing in the event Bancomer requests the Borrower to do so.

         M. No Event of Default and no event which but for the giving of notice or the lapse of time or both would constitute an Event of Default exists or will exist after giving effect to the Loan Disbursement.

         N. Bancomer shall have received to its entire satisfaction the documentation for the Technical Assistance Agreement and such Agreement is in full force and effect and will continue to exist for a term at least equal to the Maintenance Contract.

         O. Bancomer has received the Program of Construction and Refurbishing on terms satisfactory to Bancomer.

         P. The Borrower has paid all commissions due to be paid before the date of the first Loan Disbursement in accordance with Section 12 of this Agreement as well as the costs and expenses that are referred to in Section 30 of this Agreement.

         Q. The Borrower shall have evidenced, to Bancomer's satisfaction, that the Maintenance Agreement has a minimum duration of at least eight (8) years from the date of its commencement, and that the Borrower shall evidence to Bancomer's satisfaction that there is no breach caused by the Borrower or Ferrocarriles under the Maintenance Agreement.

         R. Bancomer shall have received to its entire satisfaction a copy of the insurance policies which the Borrower must maintain in accordance with
Section 19 of this Agreement.


         Section 8. Conditions Precedent for Subsequent Loan Disbursements. The obligation of Bancomer to disburse the subsequent Loan Disbursements shall be subject to the prior satisfaction of the following conditions precedent, or to Bancomer's waiver in writing thereof:

         A. Bancomer and CIBC have received from the Borrower whatever documentation is required in conformance with the policies and guidelines of CIBC for the subsequent disbursements of the loan and such documentation shall be satisfactory to Bancomer and CIBC. In any case, Bancomer will inform the Borrower within ten (10) Business Days that the Borrower has furnished Bancomer with the documentation that is requested in accordance with the policies and guidelines of CIBC and if such documentation complies with the policies and guidelines of CIBC.

         B.       The Line of Credit is open and available in favor of Bancomer.

         C.  Bancomer has received from CIBC the Funds for the  subsequent  Loan
Disbursements: with the understanding, however, that if CIBC suspends funding of the Loan for whatever reason, Bancomer will not be obliged to make the subsequent Loan Disbursements without any responsibility on the part of Bancomer, except as provided in the first paragraphs of Section 12 of this Agreement.

         D. Bancomer shall have received to its entire satisfaction each one of the Promissory Note evidencing the subsequent Loan Disbursements.

         E. The amount of the Loan Disbursements to be disbursed does not exceed the maximum amount of the Loan, and that this disbursement will not create as a consequence that the total balance of all the Loan Disbursements from the date of the first disbursement through to the subsequent disbursements should not exceed the maximum amount of the Loan.

         F. Bancomer shall have received to its entire satisfaction, the certificate issued by the Technical Supervisor pursuant to the subsequent Loan Disbursements which certifies that the Technical Supervisor has: (i) reviewed and inspected the works and services in question in accordance with the applicable terms and condition of the Maintenance Contract; (ii) confirmed that the works and services in question comply with the terms and conditions of the Maintenance Contract; and (iii) certifies the amount of the costs eligible for works to be financed with the subsequent Loan Disbursements.

         G. The Borrower has paid all commissions due to be paid before the date of the first Loan Disbursement in accordance with Section 12 of this Agreement and which should be paid during the term of this Agreement, as well as the costs and expensed referred to in Section 30 of this Agreement,

         H. The  representations  and  warranties  of the Borrower  contained in
Section 17 of this Agreement hereof shall continue to be true and correct as of the date of the subsequent Loan Disbursements, as if they were made on such date, and the Borrower shall so certify in writing in the event Bancomer requests the Borrower to do so.

         I. No Event of Default and no event which but for the giving of notice or the lapse of time or both would constitute an Event of Default exists or will exist after giving effect to the Loan Disbursement.


         Section 9. Payments of Principal. The Loan shall be paid to Bancomer in ten (10) semi-annual and successive installments of principal, payable on each Principal Payment Date, each of such installments in the amounts set forth in Exhibit "K" attached hereto; provided, however, that the Borrower shall pay the total amount outstanding on the Loan on the last Principal Payment Date.


         Section 10. Prepayment. The Borrower may not prepay the Loan in full or in part without Bancomer's prior written consent. In the event the Borrower wishes to obtain such consent, and unless Bancomer otherwise agrees in writing:
(i) the Borrower shall deliver to Bancomer in writing an irrevocable notice to prepay the Loan, at least thirty (30) Calendar Days before the date on which it intends to prepay the Loan; (ii) any prepayment of the Loan shall be made on an Interest Payment Date; (iii) the Borrower shall pay all interest due and accrued on the Loan's unpaid principal amount; (iv) the Borrower shall pay all commissions owing and payable on the date on which the Borrower wishes to make a prepayment; (v) any prepayment must be in an amount equal to or in any multiple of US$100,000.00 (One Hundred Thousand 00/100 Dollars), and (vi) partial prepayments shall be applied by Bancomer, at its sole discretion, to the payment of installments of principal in inverse order of maturity.

         At any time Bancomer agrees to receive from the Borrower a partial or total prepayment as referred to in this Section, the Borrower shall pay to Bancomer a commission or premium to be determined by applying to said amount, the following percentages:

         A. Two and one half percent (2.5%) in the event the prepayment is made during the period between (i) the date on which the first Loan Disbursement is made and, (ii) the last Calendar Day of the period ending two years from the date of the first Loan Disbursement; or

         B. Two percent (2%) in the event the prepayment is made during the period between (i) the Calendar Day immediately succeeding the last Calendar Day of a period of two (2) calendar years as from the date of the first Loan Disbursement and, (ii) the last day of a calendar period of five (5) years counted from the first Loan Disbursement date; and

         C. All and each of the commissions that are charged by CIBC to Bancomer in relation to the prepayment of the CIBC Line of Credit which Bancomer notifies to the Borrower.


         Section 11. Interest. From and after the Loan Disbursement and until the last Principal Payment Date is made, the Borrower shall pay to Bancomer ordinary interest on the unpaid principal amount of Loan on each Interest Payment Date for each Interest Period, at a rate equal at all times during each Interest Period to the Interest Rate; provided, however, that if any amount of principal is not paid in full when due, the unpaid amount of principal shall bear interest from the date on which payment should have been made until said amount is paid in full, at a rate equal to the Default Rate, and shall be payable upon demand.

         Ordinary and delinquent interest rates shall be calculated based on a year of 360 days and the actual number of days elapsed.


         Section 12. Commissions. The Borrower shall be obligated under this Agreement to pay the following commissions; provided, however, that if for any reason CIBC shall suspend the Line of Credit, and as a result, the Borrower is not able to make Loan Disbursements, then Bancomer shall reimburse the Borrower the amounts which represent commissions paid to Bancomer as mentioned below on a proportional basis to the amounts which the Borrower has effectively not disbursed; and if no Loan Disbursements have been made, Bancomer shall reimburse to the Borrower the commissions which have been paid:

         A. An opening commission equivalent to zero point fifty percent (0.50%) on the total amount of the Loan, payable to Bancomer on December 30, 1996.

         B. A structuring commission equivalent to one percent (1.00%) on the total amount of the Loan, payable to Bancomer on December 30, 1996.

         C. An opening commission to be charged by CIBC equal to zero point fifty percent (0.50%) of the total amount of the Loan, payable on the dates indicated by CIBC.

         D. A commitment fee to be charged by CIBC which shall be equal to zero point fifty percent (0.50%) per annum on the undisbursed balance of the Loan, payable on the dates indicated by CIBC.

The commissions described in paragraphs C and D of this section shall be paid by the Borrower only if they are charged by CIBC.


         Section 13.  Alternate Interest Rate.

         A. If prior to the commencement of any Interest Period, Bancomer receives notice from CIBC that (i) in CIBC's ordinary course of business there is no London interbank market for deposits in Dollars available to CIBC in amounts and for terms sufficient to make any Loan Disbursement; or (ii) due to circumstances affecting the London interbank market, adequate methods do not exist to determine Libor for the respective Interest Period; or (iii) Libor does not reflect CIBC's actual cost for funding the Loan or disbursement or maintenance of the respective Loan disbursement; and (iv) that for any of the above-mentioned reasons CIBC uses the rate determined by CIBC in such notice to substitute for Libor in determining the Funding Rate (the "Substitute Funding Rate"), then Bancomer shall notify the Borrower of such circumstances and the Borrower agrees to pay to Bancomer, during the entire period for which the circumstances indicated by CIBC persist, interest on the unpaid balance of the Loan at the Substitute Funding Rate plus the Spread.

         B. If at any time during the term of this Agreement Bancomer receives notification from CIBC that in the reasonable judgment of CIBC, it is illegal to disburse or maintain any Loan Disbursement based upon Libor, and for this reason, CIBC shall use the Substitute Funding Rate as set forth in such notice, then Bancomer, accordingly, shall notify the Borrower of these circumstances, and the Borrower agrees to pay to Bancomer, during the entire time during which the circumstances indicated by CIBC continue, interest on the unpaid balance of the Loan at the Substitute Funding Rate plus the Spread.

         C. Within ten (10) Calendar Days after the notice referred to in the previous Paragraph A and/or B above, the Borrower may give notice (which shall be irrevocable) to Bancomer, of its decision to prepay the Loan, together with the accrued and unpaid interest as of such date, which will be calculated at the Interest Rate in effect as of the date on which the Borrower receives the notice referred to in Paragraph A and/or B above, in which case the Borrower shall pay the total unpaid principal amount of the Loan accrued interest thereon and other unpaid amounts payable to Bancomer as provided hereof and as provided under the Promissory Notes in a term that shall not exceed twenty (20) Calendar Days as from the date of the notice.

         D. In any of the events referred to in Paragraphs A and/or B above, once the Borrower receives notice in writing from Bancomer and/or CIBC that the circumstances referred to in said Paragraphs A and/or B have ceased to exist, at the end of the then current Interest Period, interest on the Loan shall cease to be calculated using the Substitute Funding Rate and shall be calculated at the Interest Rate during the immediately succeeding Interest Period for the Loan.

         E. In any of the events referred to in Paragraphs A and/or B above, the Borrower shall substitute the Promissory Notes evidencing the Loan Disbursements, in order to reflect the terms and conditions of interest rates and other conditions applicable to the Loan from then on.

         Section 14.  Increased Costs and Funding Losses.

         A. If by virtue of any Regulatory Change which (i) changes the taxable basis of any amount under the Loan payable to Bancomer by the Borrower and/or by Bancomer to CIBC (except for taxes charged on the total net income of Bancomer and/or CIBC); (ii) imposes or modifies any reserves, deposits, taxes or other conditions affecting Bancomer and/or CIBC; or (iii) imposes any other condition which affects this Agreement or the Promissory Notes, or there is an increase in the cost to Bancomer and/or CIBC of opening, maintaining, or disbursing the Loan, the Borrower shall pay to Bancomer upon demand by means of prior notice from Bancomer, reasonable and documentable additional amounts which are required to compensate Bancomer and/or CIBC for such increase in the cost of opening, maintaining or disbursing the Loan.

         B. Notwithstanding the provisions of Paragraph A above, if CIBC at any time notifies Bancomer that Bancomer must pay to CIBC any increase in the cost of opening, disbursing or maintaining the Line of Credit from CIBC, which CIBC determines under the Line of Credit, then Bancomer shall so notify the Borrower and the Borrower agrees to reimburse Bancomer upon demand the amount which Bancomer is obligated to pay to CIBC in accordance with this notification.

         C. For the purposes of this Section, "Regulatory Change" shall mean any change or modification to, or the introduction of, any law, regulation, circular or other provision issued by any authority of the United States of America and/or the United Mexican States applicable to Bancomer and/or CIBC or to any of their respective offices charges with administering and funding the Loan.

         D. Bancomer shall use its best efforts to avoid an increase in costs due to Regulatory Changes if possible by changing the office charges with administering the Loan and if by doing so, Bancomer does not incur any additional cost or expense.

         E. Any request for payment or reimbursement notified to the Borrower under this Section shall be delivered together with a certificate issued by CIBC and/or Bancomer setting forth in reasonable detail the bases for calculation of the amounts to be paid or reimbursed, and such certificate, absent manifest error shall be conclusive and binding upon the Borrower.

         F. Any increase in the cost to Bancomer and/or CIBC of opening, maintaining or disbursing the Loan which due to reasons attributable to Bancomer results in the imposition by Banco de Mexico on Bancomer of any fine for the failure of Bancomer to comply with any law or with the regulations issued by Banco de Mexico shall not be considered an increase in cost to Bancomer.


         Section 15. Taxes.

         A. All amounts that the Borrower shall pay for amortization of principal of the Loan, ordinary and default interest as the case may be, commissions, expenses and costs, and whatever other amount to be paid by the Borrower to Bancomer in accordance with this Agreement and the Promissory Notes will be paid without deduction for and free of any Taxes, except for Taxes on the Mexican income that is charged on the total net income of Bancomer and that Bancomer must pay directly under applicable law.

         B. In the case that the Borrower is obliged to make any withholding on the payments of principal, ordinary or default interest as the case may be, commissions, expenses and costs and any other quantity to be paid to Bancomer in accordance with this Agreement and the Promissory Notes for reason of Taxes or any other reason, the Borrower will pay to Bancomer the additional amounts that are required so that Bancomer receives the amount that it would have received if there had not been such withholding.

         C. All Taxes will be paid by the Borrower for its own account and not later than the date on which such corresponding Taxes are due and payable. The Borrower will also furnish to Bancomer the original receipts that evidence the payment of such Taxes within five (5) working days following the date on which such Taxes were due and payable.

         D. The Borrower will indemnify Bancomer for all charges to Bancomer which arise because of such Taxes and will be obliged to reimburse Bancomer on demand for any quantity that Bancomer will be obligated to pay for reason of such Taxes caused by the transaction contemplated in this Agreement and the Promissory Notes.

         E. The obligations of the Borrower derived from this Section will continue to exist for a period determined by the Taxes independent of whether the Loan is totally paid prior to the term of such period.


         Section 16.  Place and Form of Payment.

         The Loan shall be repaid by the Borrower precisely on the Loan Repayment Dates and interest on the Loan shall be paid by the Borrower to Bancomer on each Interest Payment Date.

         All amounts of principal, ordinary interest, penalty interest, commissions and any other amount payable by the Borrower to Bancomer hereunder and under the Promissory Notes shall be paid exclusively in Dollars in immediately available funds, without any deduction, retention or setoff of any nature whatsoever by crediting the account No. 400 019042 of Bancomer, S.A., at Chase Manhattan Bank, N.A. ABA No. 021 000 128 New York, New York, United States of America (or in any other place that Bancomer indicates to the Borrower with prior notice) no later than 11:00 (eleven) o'clock (New York time) on the date on which the corresponding payment is due.

         Section 17. Representations and Warranties of the Borrower. The Borrower represents and warrants to Bancomer that:

         A. The Borrower is a corporation duly organized and validly existing under the laws of the United Mexican States.

         B. The execution, delivery and performance by the Borrower of this Loan Agreement, the Promissory Notes and the Trust and the Maintenance Contract (i) do not and will not violate any provision of any applicable law of the United Mexican States or of any political subdivision thereof; (ii) do not and will not result in the breach of, or constitute a default under, or require any consent under the charter and by-laws of the Borrower, or any indenture, bank loan or credit agreement, mortgage, or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its respective properties may be bound or affected, and (iii) when duly executed and delivered by the Borrower, will constitute the valid, binding and enforceable obligations of the Borrower in accordance with its respective terms, except as limited by the laws relating to insolvency or bankruptcy.

         C. All authorizations, registrations and approvals of, or filings or registrations with the United Mexican States, or of any governmental agency thereof or therein which are necessary or advisable (i) for the execution, delivery and performance of this Agreement and the Promissory Notes, and (ii) the validity, binding effect and enforceability of this Agreement and the Promissory Notes have been obtained and are binding and enforceable and in full force and effect.

         D. The Borrower is in compliance with the payment of all taxes and legal and contract liabilities, which non-compliance would affect substantially and adversely its financial standing.

         E. There is no action, suit or proceeding at law by or before any governmental agency or authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, or any of its respective properties or rights, which if adversely determined would substantially impair the right of the Borrower to carry on its business substantially as now conducted, or would materially adversely affect the financial condition of the Borrower.

         F. The audited financial statements of the Borrower as of December 31, 1995, reflect in an accurate and complete manner, its financial standing as of such date, were prepared in accordance with PCGA, and there has been no important adverse change in its financial standing since the date of those financial statements and until the date of this Agreement.


         Section 18. Covenants of the Borrower. Until payment in full of the Loan and the Promissory Notes and performance of all other obligations of the Borrower hereunder and under the Promissory Notes, the Borrower agrees that, unless Bancomer shall otherwise consent in writing:

         A. To furnish Bancomer within sixty (60) Calendar Days following the end of every quarter of each accounting period, quarterly financial statements (balance sheet, statement of profits and losses and surplus) duly certified by its Director General and/or Finance Director.

         B. To furnish Bancomer within one hundred twenty (120) Calendar Days following the end of their respective fiscal year, annual financial statements (balance sheet, statement of profits and losses and surplus) duly audited by an independent auditor.

         C. To provide Bancomer within forty five (45) Calendar Days after the closing of each one of its accounting period, an annual certificate granted by its insurance agent acceptable to Bancomer, confirming that their assets are duly insured pursuant hereof.

         D. To provide Bancomer within forty-five (45) calendar days after the end of each quarter with a comparison of the actual costs of operation and administration of the Borrower against the budgeted costs of operation and administration through which the Technical Committee authorized the payments from the Trust for such matters.

         E. To provide Bancomer with prompt notice, under no circumstances later than ten (10) days after it has had itself knowledge of, of any event that represents, or with the lapse of time may represent an Event of Default, together with a declaration including the details of such event, and the action proposed to be taken by the Borrower with respect thereto.

         F. Maintain its accounting information and statements in accordance with PCGA.

         G. To provide Bancomer with all of the relevant information pursuant to its business and financial standing as may be reasonably requested by Bancomer, in the understanding that Bancomer might inspect its business, request for balance sheets or accounting statements, data or documents, and to make or cause to make appraisals of its assets whenever it deems it necessary to verify compliance of the obligations of the Borrower derived hereof, the Borrower being obligated to provide all of the facilities necessary to such effect.

         H. Provide to Bancomer within forty-five (45) calendar days after the end of each quarter, a Financial Supervisor report which indicates the manner for calculation during the quarter of the corresponding Reserve Fund and Financial Ratios.

         I. To preserve and maintain its corporate status in full force and effect, as well as all of its rights, licenses, permits, authorizations, certifications, registrations and approvals required for the operation of all of its business in each and every jurisdiction where it operate.

         J. To upkeep all of the necessary assets for its business' operations and to procure and provide said assets with all the services, maintenance, repairs, substitutions, additions and/or upgrading deemed necessary or convenient.

         K. To obtain all of the licenses, authorizations, permits, certifications, registrations or approvals required hereinafter to allow for the adequate performance of its obligations derived hereunder, the Promissory Notes, and all laws, regulations, decrees, agreements and applicable decrees issued by any governmental authority.

         L. To pay on time all of the fiscal debts of its business and the quotas of the Mexican Social Security Institute and of the National Institute for Workers Housing Development, except for those that are in dispute in good faith by the Borrower, through the right procedures and by previously establishing the corresponding reserves.

         M. To duly comply with all of their respective contractual obligations including, without being limited to, the Maintenance Agreement.

         N. To furnish Bancomer with this Agreement duly ratified before a Notary Public, within ten (10) Business Days after execution hereof.

         O. To furnish Bancomer, within sixty (60) calendar days following the end of each semester of each and every fiscal year, a letter signed by the Director General or Director of Finance which certifies that the Borrower is not under breach of contract pursuant to the Maintenance Agreement.

         P. To provide Bancomer, within fifteen (15) calendar days after the end of each calendar month, financial information with respect to the Trust and the business of the Borrower, so that Bancomer may determine if the Borrower is complying with the Financial Ratios that are referred to in Exhibit "H" hereto.

         Q. To provide to Bancomer, within fifteen (15) calendar days after the end of each quarterly financial reporting period, a report prepared by the Technical Supervisor covering the progress of the Program of Construction and Remodeling and the services carried out on the equipment in accordance with the Maintenance Contract.

         R. To secure the insurance policies referred to in Section 19 hereof.

         S. Maintain the Financial Ratios referred to in Exhibit "H" attached hereto, for the periods referred in said Exhibit.


         T. Maintain the Reserve Fund, during the entire term of the Agreement, at an average monthly balance equal to the greater of (i) ten percent (10%) of the sum of the outstanding balance of principal of the Loan and the principal of the Eximbank Loan at the time when the Reserve Fund balance is calculated, and
(ii) the sum of the amounts of interest and principal of the Loan and the and Eximbank Loan due and payable by the Borrower to Bancomer on the Interest Payment Date and the Principal Payment Date which falls within one hundred and fifty (150) calendar days after the date on which the Reserve Fund balance is calculated, multiplied by one point twenty-five (1.25) times; provided that during the first six (6) months following the last Loan Disbursement, the amounts of the debt service under this Agreement shall be included in the calculation of the required levels of the Reserve Fund, and that following the end of such six (6) month period, such amounts shall not be included in this calculation. However, if the Borrower does not comply with the Financial Ratios in such non-compliance is not cured within a period of thirty (30) calendar days from the date on which Bancomer notifies the Borrower of such non-compliance, the Borrower shall be obligated to include such debt service in the calculation referred to above until the Borrower is able to demonstrate, to Bancomer's satisfaction, that it is again in compliance with the Financial Ratios.

         U. Commit to the Trust Additional Income within five (5) calendar days after the date that Bancomer notifies the Borrower, in case that, at whatever time during the term of this Agreement, the Borrower does not comply with the financial ratios that are referred to in paragraph S of Section 18, or does not comply with the maintenance of the Reserve Fund minimum balance referred to in paragraph T of Section 18.

         V. Comply with the obligations relating to the utilization of goods financed under this Agreement as may be specified by CIBC and requested of the Borrower by Bancomer.

         W.       To refrain from:

                    (i) paying  dividends,  without the prior written consent of
               Bancomer.

                    (ii) making  payments of whatever amount with respect to the
               MK Rail Debt without the prior written consent of Bancomer.

                    (iii) reducing its capital stock.

                    (iv) modifying its corporate purpose or change its line of business.

                    (v) filing for liquidation or dissolution.

                    (vi) performing, or refraining from any action, whenever the consequence of it is to waive in advance the term for the fulfillment of any of its contract liabilities.

                    (vii) incurring Debt for its charge for (i) an aggregate amount greater than US$1,000,000 (One Million Dollars) or its equivalent in any other currency, or (ii) terms greater than one
               (1) year, without the prior written consent of Bancomer, except for indebtedness mandated by law or in the normal course of business.

                    (viii) agree to any amendment to or  modification  of, waive any material right under, or terminate the Maintenance Agreement and/or the Trust, without the prior written authorization of Bancomer, which authorization shall not be unreasonably denied.

                    (ix) setoff in any way any amount  which is owed to it under the Maintenance Agreement; provided that (i) if Ferrocarriles shall make a setoff against any of the Borrower's invoices for an amount greater than ten percent (10%) of such invoice, the Borrower shall obtain from Bancomer within thirty (30) calendar days after the date on which such setoff has occurred, Bancomer's approval in writing for this setoff, and (ii) if the Borrower shall not obtain the authorization from Bancomer specified in clause (i) above within such period, Bancomer may declare the existence of an Event of Acceleration."


         X. Maintain a commercial credit account with MK Rail, with respect to the purchase of materials and equipment from MK Rail or any of its subsidiaries or affiliates, with a minimum balance equal to the greater of (i) the sum of U.S. $1,500,000.00 (One Million Five Hundred Thousand and 00/100 Dollars), and (ii) the amount which corresponds to purchases of material and equipment from MK Rail in the normal course of its operation during a period of 45 (forty-five) calendar days; provided however that if the minimum balance in this account shall be reduced for any purpose then the Borrower shall be obligated to increase the minimum balance in the reserve fund up to the amount equal to the sum of amounts of principal and interest under the Loan due and payable to the Borrower to Bancomer on the Interest Payment Dates and Principal Payment Dates, multiplied by one point five (1.5) times; provided, however, that the commercial credit account shall not be considered as part of the MK Rail Debt."


         Section 19.  Insurance.

         A. The Borrower shall evidence to Bancomer, to Bancomer's satisfaction, within a thirty (30) Calendar Day term as from the date of this Agreement, that the Borrower has secured the insurance policies referred to in the Maintenance Agreement, and that such insurance policies are in full force and effect.

         B. The Borrower shall evidence to the satisfaction of Bancomer the payment of the premiums for such insurance with the corresponding receipts of payment, within two (2) Business Days after the day it receives the corresponding request from Bancomer.

         C. Notwithstanding the provisions of Section 20 of this Agreement, in the event that for any reason the Borrower fails to comply with any of its obligations established under this Section, Bancomer shall be expressly authorized to contract such insurance on behalf of the Borrower, and pay for all of the amounts required to keep in effect said insurance, in which case the Borrower shall pay, on demand, for the amounts spent by Bancomer for such concepts, in the understanding that such amounts shall cause interest at the Default Interest Rate calculated at the CPP rate multiplied by three (3), from the date such payment is made by Bancomer and until such payment when they are totally paid for; provided, however, that the authorization to Bancomer to contract insurance as set forth in this Section is not an obligation and in the case that such insurance is not contracted, Bancomer shall have no responsibility therefore. In any case, Bancomer shall notify the Borrower as to any contraction of insurance referred to in this Section within five (5) Business Days after such insurance has been contracted for.

         For the purposes of this Paragraph C of this Section 19, "Tasa CPP" shall mean the last Costo Percentual Promedio de Captacion for purposes of the rate and, in its turn, the spread of interest on the liabilities in national currency corresponding to loans to companies and individuals, deposited for terms (except savings), as if appropriate, bank bonds issued by the Central Bank of Mexico that the Central Bank of Mexico publishes in the Official Diary of the Federation with a date prior to when the Borrower fails to make its payment obligation that is referred to in the previous paragraph; with the understanding that if at any time the Central Bank of Mexico does not publish said Costo Porcentual Promedio de Captacion, then the last Costo Porcentual Promedio de Captacion published by the Central Bank of Mexico in the Official Diary of the Mexican Federation will be used or the index which replaces it.


         Section 20. Events of Default. Bancomer may declare an event of default during the term of the payment of the Loan, its principal, ordinary interest, commissions, costs and expenses and whatever amount is to be paid by the Borrower to Bancomer in accordance with this Agreement and the Promissory Notes, without demand, presentment, notice of dishonor and protest, in which case all such amounts will be due and payable on demand if any of the following events (identified in this Agreement as "Events of Default") shall occur and any curing period available to the Borrower to remedy such Events of Default has transpired:

         A. Default by the Borrower in the payment, when due, of any installment of principal or interest or any commissions whatsoever, costs or expenses in connection with the Loan or the Promissory Notes, and such event is not remedied within a term of five (5) calendar days as from the date any such payment is due.

         B. If the Borrower shall fail to comply with any of its respective obligations derived hereunder, under the Agreement, Promissory Notes or under the Trust, including those set forth in this Section or in Section 18 of this Agreement within a term of forty-five (45) Business Days following the date on which Bancomer notifies the Borrower of such noncompliance.

         C.  If  any  of  the  representation   and/or  warranties  of,  or  any
information provided to Bancomer by the Borrower under the terms of this Agreement shall prove to be untrue, incorrect or incomplete.

         D. If the Loan's proceeds shall totally or partially be used for purposes different to those established under this Agreement, or if the Borrower's fixed assets shall be disposed in any way different to those provided under this Agreement.

         E. If fixed assets of the Borrower, with a value equal or higher to ten percent (10%) of the total value of its respective fixed assets, shall be condemned, seized or appropriated in full or in part by legal, administrative or any other authorities, except for when such seizure or appropriation, in Bancomer's sole judgment, is contrary to law, or could be contested by the Borrower in good faith with possibilities for success through rightful procedures.

         F. If the Borrower's fixed assets are not insured as provided for in this Agreement, or if the Borrower fails to comply with any of its obligations under Section 19 of this Agreement.

         G. If the Borrower shall fail to pay without cause any fiscal debt of its respective business or the corresponding fees to the Mexican Social Security Institute or the Institute for Workers National Housing Development, or if the business of the Borrower shall be disrupted or shall present conflicts or conditions of any sort that in Bancomer's reasonable sole judgment affect the good performance of the business of the Borrower or put in danger its respective economic or financial standing.

         H. If any Event of Default occurs on any other loan authorized by Bancomer for the Borrower, including the Loan authorized under the Eximbank Loan Agreement, or if there is an Event of Default authorized by any other creditor to the Borrower in an amount equal to or greater to US$500,000 (U.S. Dollar Five Hundred Dollars), or its equivalent in any other currency.

         I. If the Borrower shall pay dividends, make a payment with respect to the MK Rail debt, decrease its respective capital stock, modify its respective corporate purpose or change its respective line of business, file for dissolution or liquidation, or merge with another corporation, without the prior written authorization of Bancomer.

         J. If there shall be instituted a judicial procedure for involuntary bankruptcy against the Borrower or if any judicial authority shall designate a custodian, under the applicable provisions of any bankruptcy law and such proceeding or designation is not declared improper within the periods which are applicable under the respective laws or judicial procedures.

         K. If the Borrower begins voluntary proceedings in order to obtain a suspension of payments, in accordance with any applicable law on such matters, or consents to institute or proceed with the declaration of the suspension of payments that would lead to any cessation of any substantial part of its assets for the benefit of creditors or does not comply in a general manner with any payment of its debts or obligations, or takes any action that would lead to any of the above mentioned situations.

         L. If the shareholders of the Borrower, which on the date hereof owning more than fifty percent (50%) of the voting shares of the Borrower and having the capacity to appoint the majority of the members of the Board of Directors of the Borrower, shall change or cease to hold direct control over the majority of the stock with right to vote and/or would cease to have the right to appoint the majority of the members of the Board of Directors of the Borrower, except if any of the above causes shall occur with the prior written approval of Bancomer.

         M. If the  Borrower  shall  fail to comply to  maintain  the  Financial
Ratios  and/or the  balance in the Reserve  Fund as  provided in  paragraph S of
Section 18 hereof for a term of three (3) successive calendar months or during a term that in total sums six (6) months during any calendar year.

         N. If Ferrocarriles shall early terminate or rescind the Maintenance Agreement, in accordance with the provisions thereof.

         O. If deviations with respect to the Investment Program of fifteen percent (15%) with respect to the advancement of investments plus costs, as set forth in the Investment Program, calculated on a quarterly basis, and if the same are not clarified by the Borrower within a period of fifteen (15) Business Days following a request is made by Bancomer for this purpose; provided, however, that if Ferrocarriles shall accept these deviations for a difference percentage then such percentage shall be accepted by Bancomer provided that it should not be greater than fifteen percent (15%)."


         P. If the Borrower shall incur in indebtedness without the prior written consent of Bancomer for (i) an amount greater than US$1,000,000 (U.S. Dollar One Million) in individual or in aggregate, or its equivalent in any other currency, or (ii) terms greater than one (1) year, except for those indebtedness generated by legal mandate or during the normal course of its business transactions.

         Q. If Ferrocarriles shall fail to make the payments corresponding to the Right to Collection for more than two (2) consecutive occasions.

         R. If the Borrower (i) shall fail to comply with its obligations to maintain the "availability factor" in accordance with the Maintenance Agreement or (ii) fails to comply with any other of its obligations under the Maintenance Agreement for a term of two(2) successive months, in such a way that in the opinion of the Technical Committee, the noncompliance could give Ferrocarriles the right to terminate or rescind the Maintenance Agreement.

         S. If the Technical Assistance Agreement is terminated for any reason.

         T. If the Trust and/or Maintenance Agreement shall cease to be in full force and effect for any reason whatsoever or if the Borrower agrees to any amendment to or modification of, waives any material right under, or terminates the Maintenance Agreement, without the prior written authorization of Bancomer which consent shall not be unreasonably withheld by Bancomer.

         U. If the Borrower does not comply with the Reserve Fund balance that is referred to paragraph T of Section 18 of this Agreement.

         V. If the Borrower fails to give to the Trust Additional Income within the term established in paragraph U of Section 18, or if MK Rail does not comply with its obligations established in the Comfort Letter within a term of five (5) calendar days following the date on which Bancomer notifies them of its request.

         W. If the Borrower does not pay on time the expenses that are referred to in Section 30 of this Agreement.

         X. Under all those other cases contemplated in this Agreement and by the applicable laws.

         Y. If CIBC requires Bancomer for any reason beyond Bancomer's control to pay any amount with respect to any disbursement of the Loan.

         Z. If the funding of the Line of Credit is suspended for any reason not attributable to Bancomer for a period greater than sixty (60) calendar days, in which case the provisions of the first paragraph of Section 12 of this Agreement shall also be applicable.

         AA. If the Borrower does not comply with its obligation to immediately increase the balance in the Reserve Fund referred to in Paragraph X of Section 18 of this Agreement.

         BB. If the Borrower does not comply with its obligation to obtain the written authorization of Bancomer as provided in clause (ix) of Paragraph W of
Section 18 of this Agreement.

         CC. If Ferrocarriles shall make a setoff of any amount which it is to pay under the Maintenance Agreement against any amount owed in its favor under any other obligation of the Borrower apart from those resulting from the Maintenance Agreement."


         Section 21. Trust Guaranty. In order to guarantee the punctual payment when due of each and every one of the obligations of the Borrower hereunder, under the Eximbank Loan Agreement, under the Promissory Notes and under the Promissory Notes executed in accordance with this Agreement, the Eximbank Loan Agreement, and especially to guarantee the punctual payment when due of the Loan, the Eximbank Loan, its principal, both ordinary and default interest as well as commissions, costs and expenses, and any and all other amounts payable by the Borrower to Bancomer including court costs and expenses, if any, and all other legal consequences and accessories thereon, the Trust is incorporated by the Borrower in accordance with which contributes the Rights for Collection, in order to apply such resources to the punctual payment when due of each and every one of the obligations of the Borrower hereunder and under the Promissory Notes, and especially to guarantee the punctual payment when due of the Loan, the Eximbank Loan, its principal, both ordinary and default interest as well as commissions, costs and expenses interest, and any and all other amounts payable by the Borrower to Bancomer, court costs and expenses, if any, and all other legal consequences and accessories thereon.

         Section 22.  Monetary Conversion.

         A. If for the purpose of obtaining a judgment in any court it is necessary to convert any amount of Dollars owed under this Agreement or the Promissory Notes into any other currency, the rate of exchange to be used shall be that which, in accordance with normal banking practices, Bancomer may acquire Dollars with such currency on the Business Day immediately preceding the day on which the judgment is obtained.

         B. The payment obligations of the Borrower with respect to any amount owed by the Borrower to Bancomer under the Loan in accordance with this Agreement and the Promissory Notes will be complied with and satisfied, notwithstanding any judgment in any other currency, only to the extent that on the Business Day succeeding the day on which Bancomer receives any amount which has been declared due and payable in any other currency under the respective judgment, Bancomer may acquire Dollars with such other currency under normal banking practices. If the amount of Dollars acquired in this manner is less than the amount originally owed to Bancomer by the Borrower in accordance with this Agreement and the Promissory Notes, the Borrower shall be obligated to, as a separate obligation independent and irrespective of any judgment, indemnify Bancomer for any loss which it may have incurred as a result of the Borrower's obligations under this Agreement and the Promissory Notes.

         Section 23. Restriction. In accordance with the provisions of article 294 of the General Law of Securities and Credit Operations of the United Mexican States, the parties may agree, that Bancomer may be entitled to restrict the disbursement period of the Loan and the principal amount of the Loan, or such disbursement period of the Loan and the principal amount of the Loan at the same time due to force majeure.


         Section 24. Successors and Assigns. The Borrower cannot seed its rights or obligations under this Agreement or the Promissory Notes.

         Bancomer may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in the Loan; provided however, that Bancomer cannot grant interest participations with respect to the Loan (i) to any person or entity that competes in the same market of goods or services as the Borrower, or (ii) when so prohibited by CIBC. In the event of any such grant by Bancomer of a participating interest to a Participant, whether or not upon notice to the Borrower, (i) Bancomer shall remain responsible for negotiating, discounting or any other form of assigning the Promissory Notes and will continue to act under this Agreement as holder of the Promissory Notes; (ii) the Participant(s) will be obliged to assume the obligations of Bancomer in writing that arise from this Agreement; (iii) Bancomer will remain responsible for complying with its obligations under this Agreement and the Borrower will continue to deal directly with Bancomer with respect to the rights and obligations of Bancomer under this Agreement, and (iv) the Borrower will continue to be obligated to give Bancomer the necessary materials to review the investment of the Funds provided under the Loan and to care for the authorized warranties granted by the Borrower.


         Section 25. No Waiver. No failure on the part of Bancomer to exercise, and no delay in exercising, any right hereunder or under the Promissory Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Promissory Notes, preclude any other or further exercise thereof or the exercise of any other right.


         Section 26. Amendments. No amendment or waiver to any provision under this Agreement or under the Promissory Notes, and no consent granted to the Borrower to divert from the terms and conditions of this Agreement or of the Promissory Notes, shall have any effect unless it is in writing and is subscribed by Bancomer and, even in such an event, such waiver or consent shall have effect only in the event and for the specific purpose for which it was granted.


         Section 27. Notices. For purposes of this Agreement, each of the Parties provides as its principle headquarters for the receipt of any kind of notice, the following:

 If to Bancomer:

         Bancomer, S.A.
         Direccion Regional
         Banca Impresarial
         A.Los Torres #113
         Colonia El Paseo
         San Luis Potosi, San Luis Potosi
         MExico

         Attention:        Regional Director

         Fax #:            (48) 18-74-05

                  with a copy to:

         Bancomer, S.A.
         Direccion
         Banca Corporativa
         Proyectos e Infraestructura
         Bancomer, S.A.
         Montes Urales 470 - 2 Piso
         Lomas de Chapultepec
         11000 MExico, D.F.

         Attention:        Director
         Fax#:             226-9276

 Borrower:

         MK Gain, S.A. de C.V.
         Av. 20 de Noviembre
         No. 1200
         78030 San Luis Potosi, San Luis Potosi

         Attention:        Director of Finance
         Fax#:             (48) 12-6699


 All notices, requests and demands shall be given in writing and (except as otherwise expressly specified herein) by telegram, telex, facsimile or other similar means of communication or through certified or registered mail and must be directed to the addresses given above. It is understood that a notice will have been given if it has been sent by telegram, telex, facsimile or other similar means of communication with confirmation on the date that the notice was sent and if it is sent by certified or registered mail on the date that the notice was received. Even if the parties do not notify in writing of a change in address in accordance with this Section, the notices and judicial proceedings that are sent to the addresses indicated will be in full force and effect.


         Section 28. Governing Law. This Agreement is registered and will be interpreted in accordance with the laws of the United Mexican States.


         Section 29. Jurisdiction. In case of any judicial proceeding in relation to any matter arising under this Agreement, the parties hereto irrevocably agree that any such matter may be adjudged or determined in any court or courts of competent jurisdiction sitting in Mexico City, Federal District, United Mexican States, or in any court or courts of competent jurisdiction sitting in San Luis Potosi, San Luis Potosi, United Mexican States, and the parties hereto irrevocably submit generally and unconditionally to the jurisdiction of such courts and of any of them in relation to such matters, expressly waiving any other jurisdiction to which they may be entitled by reason of present or future domicile or otherwise.


         Section 30.  Costs and Expenses.

         A. The Borrower will pay to Bancomer without notice from Bancomer within thirty (30) calendar days within the signing of this Agreement up to the amount of US$20,000.00 (Twenty Thousand Dollars) in respect of legal fees and expenses incurred by Bancomer in connection with the negotiation, preparation and documentation of this Agreement and the Promissory Notes.

         B. The Borrower will pay to Bancomer without notice from Bancomer within thirty (30) calendar days within the signing of this Agreement up to the amount of US$3,000.00 (Three Thousand Dollars) in respect of legal fees and expenses incurred by Bancomer in connection with modification of the Trust.

         C. The Borrower will pay to Bancomer without notice from Bancomer within thirty (30) calendar days within the signing of this Agreement up to the amount of US$35,000.00 (Thirty Five Thousand Dollars) in respect of expenses for issuance of the Technical Supervisor's Certificate in accordance with the provisions of Sections 7 and 8 of this Agreement.

         The Borrower agrees that it will pay punctually for all the amounts that are discussed and the costs and expenses that are referred in this Section on the date when they are due and payable in accordance with the terms of this Section, and any amounts not paid will incur default interest from the date that they are due up to the time that they are paid in full on sight including the default interest rate.

         Section 31.  Condition Precedent for Validity of this Agreement.

         This Agreement shall have no effect until the Borrower shall have received from Bancomer written notice that (i) it has contracted for the Line of Credit under terms and conditions which do not change the terms and conditions for the Loan, or (ii) it has contracted for an alternative line of credit which permits Bancomer to extend the Loan in terms which are satisfactory to the Borrower; provided, however, that (y) if Bancomer does not deliver either of these confirmations in writing no later than December 29, 1996, or the Borrower does not accept the confirmation mentioned in sub clause (ii) of this Section, then this Agreement shall terminate on such date, without any requirement for notification and with no responsibility for either of the parties, and (z) if Bancomer confirms to Borrower that it has contracted for the Line of Credit under terms and conditions equal to those set forth in this Agreement, then it is agreed that this Agreement shall enter into effect automatically of the date on which Bancomer issues such confirmation.

         In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers and representatives as of the date first written above.

Bancomer:
Bancomer, S.A., Institucion de Banca Multiple,
Grupo Financiero Bancomer



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By:
Position:



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By:
Position:


The Borrower:
MK GAIN, S.A. DE C.V.




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By:
Position:

                                   EXHIBIT "A"


                            FERROCARRILES' AGREEMENT

                                   EXHIBIT "B"


                                 COMFORT LETTER

                                   EXHIBIT "C"


                   FORM OF TECHNICAL SUPERVISOR'S CERTIFICATE

                                   EXHIBIT "D"


                             SUBORDINATION AGREEMENT

                                   EXHIBIT "E"


                                      TRUST

                                   EXHIBIT "F"


                                FINANCIAL RATIOS

                                   EXHIBIT "G"


                             FORM OF PROMISSORY NOTE

                                   EXHIBIT "H"


                      CONSTRUCTION AND REFURBISHING PROGRAM

                                   EXHIBIT "I"


                             AMOUNT OF INSTALLMENTS

                                   EXHIBIT "J"


                   AMENDMENT TO THE FNM MAINTENANCE AGREEMENT